Exhibit 3.2
Bank of America Corporation

BYLAWS
OF
BANK OF AMERICA CORPORATION

As Amended and Restated by the Board of Directors
on December 14, 2022

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BYLAWS OF BANK OF AMERICA CORPORATION
ARTICLE I
DEFINITIONS
Section 1.Definitions. In these Bylaws, unless otherwise specifically provided:
(a)“Advancement of Expenses” has the meaning set forth in Section 2 of Article VIII of these Bylaws.
(b)“Affiliate” means any corporation, partnership, limited liability company, association, trust or other entity or organization that is Controlled By the Corporation.
(c)“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended and restated from time to time, including any certificates of designation filed with the Delaware Secretary of State setting forth the terms of preferred stock of the Corporation.
(d)“Chief Audit Executive” has the meaning set forth in Section 1 of Article VI of these Bylaws.
(e)“Common Stock” means the common stock of the Corporation.
(f)“Controlled By” means possession, directly or indirectly, of the power to direct or cause the direction and management of the policies of an entity, whether through the ownership of over fifty (50) percent of the voting securities or other ownership interest, by contract or otherwise.
(g)“Corporation” means Bank of America Corporation, a Delaware corporation, and any successor thereto.
(h)“Delivery Date” has the meaning set forth in Section 2(c) of Article III of these Bylaws.
(i)“Designated Officers” has the meaning set forth in Section 2 of Article X of these Bylaws.
(j)“DGCL” means the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended.
(k)“Eligible Stockholder” has the meaning set forth in Section 9(a) of Article IV of these Bylaws.
(l)“Emergency” has the meaning set forth in Section 1 of Article X of these Bylaws.

(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n)“Executive Officer” has the meaning set forth in Section 1 of Article VI of these Bylaws.
(o)“Federal Reserve Board” has the meaning set forth in Section 12(c)(iii)(E) of Article III of these Bylaws.
(p)“Final Adjudication” has the meaning set forth in Section 2 of Article VIII of these Bylaws.
(q)“Final Proxy Access Nomination Date” has the meaning set forth in Section 9(b) of Article IV of these Bylaws.
(r)“Indemnitee” has the meaning set forth in Section 1 of Article VIII of these Bylaws.
(s)“Lead Independent Director” means the independent director appointed by the independent members of the Board of Directors in accordance with Article IV, Section 8 of these Bylaws.
(t)“Meeting Record Date” has the meaning set forth in Section 2(d) of Article III of these Bylaws.
(u)“Notice of Proxy Access Nomination” has the meaning set forth in Section 9(b) of Article IV of these Bylaws.
(v)“NYSE” has the meaning set forth in Section 9 of Article III of these Bylaws.
(w)“Officer” has the meaning set forth in Section 1 of Article VI of these Bylaws.
(x)“OCC” has the meaning set forth in Section 12(c)(iii)(E) of Article III of these Bylaws.
(y)“Permitted Number” has the meaning set forth in Section 9(d) of Article IV of these Bylaws.
(z)“Proceeding” has the meaning set forth in Section 1 of Article VIII of these Bylaws.
(aa)“Qualifying Fund” has the meaning set forth in Section 9(e) of Article IV of these Bylaws.
(bb) “Required Shares” has the meaning set forth in Section 9(e) of Article IV of these Bylaws.
(cc) “Requisite Percent” has the meaning set forth in Section 2(a)(i) of Article III of these Bylaws.

(dd) “Shares” means the Common Stock and other units into which equity interests in the Corporation are divided.
(ee) “Similar Item” has the meaning set forth in Section 2(c) of Article III of these Bylaws.
(ff) “Special Meeting Request” has the meaning set forth in Section 2(a)(i) of Article III of these Bylaws.
(gg) “Statement” has the meaning set forth in Section 9(h) of Article IV of these Bylaws.
(hh) “Stockholder” means the person in whose name Shares are registered in the records of the Corporation.
(ii) “Stockholder Nominee” has the meaning set forth in Section 9(a) of Article IV of these Bylaws.
(jj) “Stockholder Requested Special Meeting” has the meaning set forth in Section 2(a)(i) of Article III of these Bylaws.
(kk) “Stockholder Special Meeting Request” has the meaning set forth in Section 2(b) of Article III of these Bylaws.
(ll) “Undertaking” has the meaning set forth in Section 2 of Article VIII of these Bylaws.
Section 2.Cross-Reference to the DGCL. If any term used in these Bylaws and not otherwise defined herein is defined for purposes of the DGCL, such definition shall apply for purposes of these Bylaws, unless the context shall clearly require otherwise.
ARTICLE II
OFFICES
Section 1.Principal Place of Business. The principal place of business of the Corporation shall be located in the City of Charlotte, County of Mecklenburg, State of North Carolina.
Section 2.Registered Office. The registered office of the Corporation required by the DGCL to be maintained in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
Section 3.Other Offices. The Corporation may have offices at such other places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or as the affairs of the Corporation may require from time to time.

ARTICLE III
STOCKHOLDERS
Section 1.Annual Meeting. The annual meeting of the Stockholders shall be held each year at a date and hour fixed from time to time by resolution of the Board of Directors for the purpose of electing directors and for the transaction of such other proper business as may come before the meeting. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.
Section 2.Special Meetings.
(a)General.
(i)Special meetings of the Stockholders, for any purpose or purposes, unless otherwise prescribed by the DGCL, may be called by the Board of Directors, the Chair of the Board, the Chief Executive Officer, the President, or by the Secretary acting under instructions of the Board of Directors, the Chair of the Board, the Chief Executive Officer, or the President, subject to any applicable law or regulation (each, a “Special Meeting Request”). A special meeting of Stockholders shall be called by the Secretary upon the written request of Stockholders, including a written request made by one or more Stockholders on behalf of any beneficial owner of Common Stock, representing ownership of at least ten (10) percent of the outstanding Common Stock of the Corporation (the “Requisite Percent”), subject to Subsection (b) of this Section 2 (a “Stockholder Requested Special Meeting”). Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the notice. The Board of Directors may postpone, reschedule or cancel any special meeting of the Stockholders previously scheduled by the Board of Directors.
(ii)For purposes of calculating the Requisite Percent, “ownership” shall be deemed to consist of and include only the outstanding Common Stock as to which a person possesses both (A) the full voting rights pertaining to the Common Stock and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such Common Stock; provided that the ownership of Common Stock calculated in accordance with clauses (A) and (B) shall not include any Common Stock (x) that a person has sold in any transaction that has not been settled or closed, (y) that a person has borrowed or purchased pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by a person, whether any such instrument or agreement is to be settled with Common Stock or with cash based on the notional amount or value of Common Stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of any such Common Stock, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such person’s Common Stock. “Ownership” shall include Common Stock held in the name of a nominee or other intermediary so long as the person claiming ownership of such Common Stock retains the right to instruct how the Common Stock is voted with respect to the election of directors and possesses the full economic interest in the Common Stock, provided that this provision shall not alter the obligations of any Stockholder to provide the notice described in Subsection (b) of this Section 2. Ownership of Common Stock shall be deemed to continue during any period in which Common Stock has been loaned if the person claiming ownership may terminate the Common Stock lending within three (3) days and during any period in which any voting power has been delegated by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time without condition. The determination of the extent of “ownership” of Common Stock for purposes of this Section 2 shall be made in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the Stockholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.
(b)Stockholder Requested Special Meetings. In order for a Stockholder Requested Special Meeting to be called, one or more requests for a special meeting (each, a “Stockholder Special Meeting Request,” and collectively, the “Stockholder Special Meeting Requests”) must be signed by Stockholders owning in the aggregate not less than the Requisite Percent (or their duly authorized agents) and must be delivered to the Secretary. The Stockholder Special Meeting Request(s) shall be delivered to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested. Each Stockholder Special Meeting Request shall (i) set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on at it, (ii) bear the date of signature of each such Stockholder (or duly authorized agent) signing the Stockholder Special Meeting Request, (iii) set forth (A) the name and address of each Stockholder signing such request and of any beneficial owner on whose behalf the Stockholder Special Meeting Request is signed, (B) the amount of Common Stock owned of record and beneficially by each such Stockholder and (C) include documentary evidence of such Stockholder’s record and beneficial ownership of such Common Stock, (iv) set forth all information relating to each such Stockholder that must be disclosed with respect to persons involved in solicitations of proxies for election of directors in an election contest (even if the Stockholder Requested Special Meeting does not involve an election contest), or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act, (v) contain the information required by Article III, Section 12(c)(i)-(iii) of these Bylaws as to each such Stockholder and any beneficial owners on whose behalf the Stockholder Special Meeting Request is signed, and the information required by Article III, Section 12(c)(iv) and (v) as to any nominees and other business proposed to be presented at such meeting, and (vi) set forth an acknowledgment by each such Stockholder that the Stockholder Special Meeting Request shall be deemed to be revoked (and any meeting scheduled in response may be canceled) if the Common Stock owned by such persons does not represent ownership of at least the Requisite Percent at all times between the date on which such Stockholder Special Meeting Request is delivered and the date of the applicable Stockholder Requested Special Meeting, as well as an agreement by each such Stockholder to notify the Corporation immediately if such Stockholder ceases to own any Common Stock. Any requesting Stockholder may revoke a Stockholder Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation; provided, however, that if following such revocation there are Stockholder Special Meeting Requests which have not been revoked from Stockholders holding in the aggregate less than the Requisite Percent, the Board of Directors, in its discretion, may cancel the Stockholder Requested Special Meeting. If none of the Stockholders who submitted a Stockholder Special Meeting Request for a Stockholder Requested Special Meeting appears or sends a qualified representative (as defined below in Article III, Section 12(g)) to present the nominations proposed to be presented or other business proposed to be conducted at the Stockholder Requested Special Meeting, the Corporation need not present such nominations or other business for a vote at such Stockholder Requested Special Meeting.
In determining whether a Stockholder Requested Special Meeting has been requested by Stockholders (including by one or more Stockholders on behalf of any beneficial owners of Common Stock) owning in the aggregate not less than the Requisite Percent as of the date of such written request to the Secretary, multiple Stockholder Special Meeting Requests delivered to the Secretary will be considered together only if (i) each request identifies substantially the same purpose or purposes of the proposed Stockholder Requested Special Meeting and substantially the same matters proposed to be acted on at the proposed Stockholder Requested Special Meeting (in each case to be determined by the Board of Directors), and (ii) such Stockholder Special Meeting Requests have been dated and delivered to the Secretary within sixty (60) days of the earliest dated Stockholder Special Meeting Request.
(c)Calling of a Special Meeting. The Secretary shall not be required to call a special meeting of Stockholders if (i) the Board of Directors calls an annual or special meeting of Stockholders to be held not later than sixty (60) days after the date on which a valid Special Meeting Request, Stockholder Special Meeting Request or multiple Stockholder Special Meeting Requests constituting at least the Requisite Percent have been delivered to the Secretary (the “Delivery Date”); or (ii) the Special Meeting Request or the Stockholder Special Meeting Request (A) is received by the Secretary during the period commencing seventy-five (75) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (B) contains an identical or substantially similar item (a “Similar Item”) to an item that was presented at any meeting of Stockholders held within one hundred and twenty (120) days prior to the Delivery Date (and, for purposes of this clause (B) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors); (C) relates to an item of business that is not a proper subject for action by the party requesting the special meeting under applicable law; (D) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (E) does not comply with the provisions of this Section 2. The Secretary may call a special meeting of Stockholders at any time as requested by any government or regulatory agency.
(d)Holding a Special Meeting. Except as provided in the next sentence, any special meeting shall be held at such date, time and place, within or without the State of Delaware, as may be fixed by the Board of Directors in accordance with these Bylaws and the DGCL. In the case of a Stockholder Requested Special Meeting, such meeting shall be held at such date, time and place as may be fixed by the Board of Directors; provided, however, that the date of any Stockholder Requested Special Meeting shall be not less than ten (10) days nor more than sixty (60) days after the record date for such meeting (the “Meeting Record Date”), which shall be fixed in accordance with Article III, Section 5 of these Bylaws; provided further that, if the Board of Directors fails to designate, within ten (10) days after the Delivery Date, a date and time for a Stockholder Requested Special Meeting, then such meeting shall be held at 9:00 a.m. local time on the sixtieth (60th) day after the Meeting Record Date (or, if that day shall not be a business day, then on the next preceding business day); and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder Requested Special Meeting within ten (10) days after the Meeting Record Date, then such meeting shall be held at the Corporation’s principal executive offices. In fixing a date and time for any Stockholder Requested Special Meeting the Board of Directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.
(e)Business Transacted at a Special Meeting. Business to be transacted at a special meeting may only be brought before the meeting pursuant to the Corporation’s notice of meeting. Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose(s) stated in the Stockholder Special Meeting Request(s); provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the Stockholders at any Stockholder Requested Special Meeting.
Section 3.Place of Meeting. The Board of Directors, the Chair of the Board, the Chief Executive Officer or the President of the Corporation, or the Secretary acting under instructions of the Board of Directors, the Chair of the Board, the Chief Executive Officer or the President, may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting of Stockholders or for any special meeting of Stockholders or may, in its sole discretion determine that a meeting of Stockholders shall in addition or instead be held by means of remote communication in accordance with the DGCL.
Section 4.Notice to Stockholders. Except as otherwise provided herein or permitted by law, whenever Stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which the Stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Any notice to Stockholders shall be effective if given by a form of electronic transmission in the manner and to the extent permitted by the DGCL.
Unless otherwise provided or permitted by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each Stockholder entitled to vote at such meeting. Notwithstanding the foregoing, notice may be given to Stockholders sharing an address in the manner and to the extent permitted by the DGCL and by the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.
Any meeting of Stockholders, annual or special, may adjourn from time to time to reconvene at the same or another place. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the date, time and place, if any, of the adjourned meeting and the means of remote communications, if any, by which the Stockholders and proxyholders may be deemed to be present in person and voting at such meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Stockholder entitled to vote at the meeting. If after the adjournment a new record date for determining Stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice in accordance with Article III, Section 5 of these Bylaws and notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
A Stockholder may waive any notice required by the DGCL, the Certificate of Incorporation or these Bylaws before or after the date and time stated in the notice. Attendance of a Stockholder at a meeting shall constitute a waiver of notice of such meeting, except when the Stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
Section 5.Fixing of Record Date. For the purpose of determining Stockholders entitled to notice of or to vote at any meeting of Stockholders or any adjournment thereof, or Stockholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of Stockholders for any other proper purpose, the Board of Directors may fix in advance a date for any such determination of Stockholders, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which date in any case shall not be more than 60 days and, in case of a meeting of Stockholders, not less than ten days, prior to the date of such meeting or on which such action is to be taken. If no record date is fixed for the determination of Stockholders entitled to notice of or to vote at a meeting of Stockholders, the close of business on the day before the first notice is given, or if notice is waived, the close of business on the day before the date of such meeting shall be the record date. If no record date is fixed for the determination of Stockholders entitled to receive payment of a dividend or other distribution or any other proper purpose, the close of business on the day on which the Board of Directors adopts the resolution relating thereto shall be the record date. When a determination of Stockholders entitled to vote at any meeting of Stockholders has been made as provided in this Section 5, such determination shall apply to any adjournment thereof or any postponement that is to a date not more than sixty (60) days after the record date, in each case unless the Board of Directors fixes a new record date.
Section 6.Stockholders List. The Corporation shall prepare, no later than the tenth day before each meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each Stockholder and the number of Shares registered in the name of each Stockholder. The list of Stockholders shall be open to the examination of any Stockholder, for any purpose germane to the meeting, for a period of ten days ending on the day before the meeting date during ordinary business hours, at the principal place of business of the Corporation, or the Corporation may place the Stockholders list on a reasonably accessible electronic network as permitted by the DGCL. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders required by this Section 6 or to vote in person or by proxy at any meeting of Stockholders.
Section 7.Quorum. Except as otherwise required by law, a majority of the voting power of the outstanding Shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at a meeting of Stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the votes entitled to be cast by the outstanding Shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. In the absence of a quorum, such meeting may be adjourned from time to time by the chair of the meeting or upon the approval of the majority of the voting power of the outstanding Shares present and entitled to vote at the meeting, even if less than a quorum, without notice other than announcement at the meeting as provided in Article III, Section 4 or as otherwise required by Article III. Once a quorum is present at a meeting, it is deemed present for the remainder of the meeting and for any adjournment of that meeting, notwithstanding the withdrawal of enough Stockholders to leave less than a quorum.
Section 8.Proxies. Each Stockholder entitled to vote at a meeting of Stockholders or to express consent or dissent to corporate action without a meeting may authorize another person or persons to act for such Stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Without limiting the manner in which a Stockholder may authorize another person or persons to act for such Stockholder as proxy pursuant to the previous paragraph, the following shall constitute a valid means by which a Stockholder may grant such authority:
(1)    A Stockholder, or such Stockholder’s authorized officer, director, employee or agent, may execute a document authorizing another person or persons to act for such Stockholder as proxy.
(2)    A Stockholder may authorize another person or persons to act for such Stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the Stockholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.
(3)    The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the Stockholder granting such authorization.
Any copy, facsimile telecommunication or other reliable reproduction of the document (including electronic transmission) created pursuant to the previous paragraph of this Section 8 may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.
A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.
A Stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.
Section 9.Voting of Shares. Except as otherwise provided by the Certificate of Incorporation, each outstanding Share of Common Stock is entitled to one vote on each matter voted on at a Stockholders meeting. Other Shares are entitled to vote only as provided in the Certificate of Incorporation or the DGCL. If a quorum exists, action on a matter (other than election of directors, which is set forth in Section 10 of this Article III, or the chair of a meeting of stockholders, which is set forth in Section 11 of this Article III) is approved if the votes cast favoring an action exceed the votes cast opposing the action; provided, however, if the Certificate of Incorporation, these Bylaws, the DGCL, the rules or regulations of the New York Stock Exchange (“NYSE”) (unless the Corporation’s Common Stock ceases to be listed on the NYSE and is listed on another exchange in which case such exchange’s rules and regulations), or any law or regulation applicable to the Corporation or the action to be voted on requires a greater number of affirmative votes for approval of such matter, then action on such matter is approved if such greater number of votes favoring such action are cast.
Section 10.Required Vote for Directors. A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that the directors shall be elected by a plurality of the votes cast at any meeting of Stockholders for which (a) the Secretary receives a notice that a Stockholder has nominated one or more persons for election to the Board of Directors pursuant to these Bylaws and (b) each such nomination has not been withdrawn by such Stockholder or such nominee on or prior to the date that is ten (10) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether thereafter revised or supplemented) for such meeting of Stockholders with the Securities and Exchange Commission, as a result of which the total number of nominees for director exceeds the number of directors to be elected at such meeting of Stockholders. If no nominees for election to the Board of Directors are elected at an annual meeting, a special meeting of Stockholders shall be called for an election of directors in the manner provided in Article III, Section 2 of these Bylaws.
Section 11.Conduct of Meetings. The Chair of the Board shall preside as chair at each meeting of Stockholders or, in the Chair of the Board’s absence, the Chief Executive Officer or President shall so preside. At the request of the Chair of the Board or the Chief Executive Officer or President, or in the event all are absent, such other Officer as the Board of Directors shall designate shall so preside at any such meeting. In the absence of a presiding officer determined in accordance with the preceding sentence, any person may be designated to so preside at a Stockholders meeting by a plurality vote of the Shares represented and entitled to vote at the meeting. The Secretary or, in the absence or at the request of the Secretary, any person designated by the person presiding at a Stockholders meeting shall act as secretary of such meeting. The chair of the meeting shall have the authority to adopt and enforce such rules or regulations for the conduct of meetings of Stockholders and the safety of those in attendance as deemed necessary, appropriate or convenient, including, without limitation, establishing: (a) an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the chair of the meeting shall permit; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted for consideration of each agenda item and for questions and discussion by participants; and (f) procedures requiring attendees to provide the Corporation advance notice of their intent to attend the meeting.

The chair of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the chair should so determine, such chair shall so declare to the meeting that any such matter or business not properly brought before the meeting shall not be transacted or considered. The chair of the meeting may, for any reason, from time to time, adjourn any meeting of Stockholders, or recess any meeting of Stockholders, without notice other than announcement at the meeting except as provided in Article III, Section 4. The date and time of the opening and closing of the polls for each matter upon which the Stockholders will vote at the meeting shall be announced at the meeting.
Section 12.Notice of Stockholder Business and Nominations.
(a)At any meeting of the Stockholders, only nominations for the election of directors and the proposal of other business to be considered that has been properly brought before the meeting in accordance with the procedures set forth in this Section 12 may be conducted. Nominations for the election of directors and the proposal of other business at an annual meeting may be made only: (i) by or at the direction of the Board of Directors or any committee thereof; (ii) by a Stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 12 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with this Section 12; or (iii) by an Eligible Stockholder (as defined in Article IV, Section 9 of these Bylaws) who complies with the requirements of Article IV, Section 9 of these Bylaws. For the avoidance of doubt, the foregoing clauses (ii) and (iii) shall be the exclusive means for a Stockholder to make director nominations at an annual meeting of Stockholders, and the foregoing clause (ii) shall be the exclusive means for a Stockholder to propose other business at an annual meeting of Stockholders (other than a proposal included in the Corporation’s definitive proxy statement for the applicable Stockholders’ meeting pursuant to and in compliance with Rule 14a-8 under the Exchange Act).
(b)For nominations or other business to be properly brought before an annual meeting by a Stockholder pursuant to clause (ii) of Subsection (a) of this Section 12, the Stockholder must have given timely and proper notice thereof in writing to the Secretary and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action. To be timely, a Stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested, not later than the close of business on the seventy-fifth (75th) day, nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after its anniversary date, notice by the Stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the seventy-fifth (75th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above. The number of persons a Stockholder may nominate for election as a director at the annual meeting (or in the case of a Stockholder giving the notice on behalf of a beneficial owner, the number of persons a Stockholder may nominate for election as a director at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.
(c)To be proper, the notice by a Stockholder must set forth:
(i)the name and address of the Stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the nomination is made or the business is proposed;
(ii)a representation that the Stockholder is a holder of record of the Corporation’s Shares (including the number and class of Shares which are owned of record by such Stockholder and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed) as of the date of the notice, entitled to vote at such meeting of Stockholders and intends to appear (or have a qualified representative appear) at such meeting to make such nomination or to propose such business;
(iii)as to the Stockholder giving the notice or, if the notice is given on behalf of a beneficial owner, as to such beneficial owner, and if such Stockholder or beneficial owner is an entity, as to each individual who is a director, executive officer, general partner or managing member of such entity or of any other entity that has or shares control of such entity (each such individual or entity, a “control person”):
(A)the number and class of Shares which are beneficially owned by such Stockholder or beneficial owner and by any control person as of the date of the notice, and a representation that the Stockholder will notify the Corporation in writing within five (5) business days after the record date for such meeting of the class and number of Shares beneficially owned by the Stockholder or such beneficial owners and by any control person as of the record date for the meeting. For purposes of this Subsection (A), Shares shall be treated as “beneficially owned” by a person if the person beneficially owns such Shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (1) the right to acquire such Shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (2) the right to vote such Shares, alone or in concert with others, (3) investment power with respect to such Shares, including the power to dispose of, or to direct the disposition of, such Shares, and/or (4) a direct or indirect pecuniary interest in such Shares, as determined pursuant to Rule 16a-1(a)(2) under the Exchange Act, or other direct or indirect financial interest in Shares, regardless of whether exempt from the definition of pecuniary interest;
(B)whether and the extent to which any hedging, pledging or other transaction or series of transactions has been entered into as of the date of the notice by or on behalf of, or any other agreement, arrangement or understanding, including any derivative or short positions, profit interests, options, warrants, forward contracts, swaps, contracts of sale, voting rights, dividend rights, performance-related fees or any borrowing and/or lending of Shares (any of the foregoing, a “Derivative Instrument”) has been made, whether the Derivative Instrument is to be settled with Shares or with cash based on the notional amount or value of Common Stock, the effect or intent of which is to mitigate loss to or manage risk or benefit of changes in the price of any class or series of capital stock of the Corporation, or to increase or decrease the voting power of, such Stockholder or any such beneficial owner and any control person with respect to any Shares, and a representation that the Stockholder will notify the Corporation in writing within five (5) business days after the record date for such meeting of any Derivative Instrument in effect as of the record date for the meeting;
(C)a representation whether the Stockholder or the beneficial owner, if any, and any control person intends or is part of a group that intends to engage in a solicitation with respect to the nomination or business proposed and, if so, (1) whether such solicitation will be conducted as an exempt solicitation under Rule 14a-2(b) of the Exchange Act, (2) the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation, (3) in the case of a proposal of business other than any nomination for the election of a director, whether such person intends or is part of a group which intends to deliver a proxy statement and form of proxy through means satisfying each of the conditions that would be applicable to the Corporation under either Rule 14a-16(a) or Rule 14a-16(n) of the Exchange Act to holders (including any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 of the Exchange Act) of at least the percentage of the voting power of the outstanding Shares required under applicable law to approve or adopt the proposal, and (4) in the case of any solicitation that is subject to Rule 14a-19 of the Exchange Act, confirming that such person will deliver a proxy statement and form of proxy through means satisfying each of the conditions that would be applicable to the Corporation under either Rule 14a-16(a) or Rule 14a-16(n) of the Exchange Act to holders (including any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 of the Exchange Act) of at least sixty-seven percent (67%) of the voting power of the outstanding Shares then entitled to vote at the meeting on the election of directors;
(D)a representation that promptly after soliciting proxies from the percentage of Stockholders referred to in the representation required under clause (c)(iii)(C)(4) of this Section 12, and no later than the tenth day before such meeting of Stockholders, such Stockholder or beneficial owner will provide the Corporation with documents, which may take the form of a certified statement and documentation from a proxy solicitor, specifically demonstrating that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of such percentage of the Corporation’s outstanding Shares, which documents shall be deemed to be a part of the notice required under this Section 12(c);
(E)a description of any plans or proposals which such Stockholder or beneficial owner and each control person may have which relate to or would result in, if implemented, any action that would (1) be required to be disclosed pursuant to Item 4 of Schedule 13D of the Exchange Act (regardless of whether a Schedule 13D is required), and/or (2) require the Stockholder to notify any government or regulatory agency, including the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and/or the Office of the Comptroller of the Currency (the “OCC”) under applicable banking laws and regulations, and a representation that the Stockholder will notify the Corporation in writing within five (5) business days after the record date for such meeting of any such plans or proposals existing as of such record date; and
(F)a description (which description shall include, in addition to all other information, information identifying all parties thereto) of all agreements, arrangements or understandings with respect to the nomination or proposal among the Stockholder or the beneficial owner, if any, and any control person and each nominee, if any, and any other person or persons (naming such person or persons)

including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the Stockholder or beneficial owner) pursuant to which the nomination or proposal is to be made by the Stockholder and a representation that the Stockholder will notify the Corporation in writing within five (5) business days after the record date for such meeting of any such agreements, arrangements or understandings in effect as of the record date for the meeting;
(iv)as to each person whom the Stockholder proposes to nominate for election as a director:
(A)all information regarding each nominee that would be required to be disclosed in solicitations of proxies for election of directors in an election contest pursuant to Regulation 14A under the Exchange Act and such person’s written consent to being named as a nominee for director in a proxy statement and form of proxy relating to the meeting at which directors are to be elected and to serving as a director if elected;
(B)completed and signed questionnaires in the same form the Corporation requests of the Board of Directors’ nominees for director, and such other information as the Corporation may reasonably request, including any additional information necessary for the Board of Directors to determine the eligibility of such proposed nominee to serve as a director of the Corporation, including information relevant to a determination of whether such person (1) qualifies as independent under the listing standards of each principal U.S. exchange upon which the Common Stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission, the Federal Reserve Board, the OCC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, (2) has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines, and (3) if such person is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission;

(C)a written statement, not to exceed 500 words, in support of such person as a nominee for the Board of Directors; and
(D)a written representation by such person as a nominee that such person (1) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with such person’s nomination, service or action as a director of the Corporation, or any agreement, arrangement or understanding with any person or entity as to how such person would vote or act on any issue or question as a director, in each case that has not been disclosed to the Corporation, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity that could limit or interfere with the person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law, and (3) has read and agrees, if elected to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Conduct and any other Corporation policies and guidelines applicable to directors.
(v)As to any business other than a nomination for director that the Stockholder proposes to bring before the meeting, to be proper, the notice by a Stockholder must set forth:
(A)a brief description of the business desired to be brought before the meeting;
(B)the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment);
(C)the reasons for conducting such business at the meeting; and
(D)any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such Stockholder and the beneficial owner, if any, on whose behalf the proposal is made and of any control person.
(d)Any Stockholder directly or indirectly soliciting proxies from other Stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use for solicitation by the Board of Directors.

(e)Notwithstanding anything in the second sentence of Subsection (b) of this Section 12 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(f)Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of Stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or any committee thereof or Stockholders pursuant to Article III, Section 2 of these Bylaws or (ii) provided that the Board of Directors or Stockholders pursuant to Article III, Section 2 of these Bylaws have determined that directors shall be elected at such meeting, by any Stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 12 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 12. The number of persons a Stockholder may nominate for election as a director at the special meeting (or in the case of a Stockholder giving the notice on behalf of a beneficial owner, the number of persons a Stockholder may nominate for election as a director at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of Stockholders for the purpose of electing one or more directors to the Board of Directors, any such Stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Stockholder’s notice required by Subsection (b) of this Section 12 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors or the Stockholders pursuant to Article III, Section 2 of these Bylaws to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above.
(g)Except as otherwise provided by law, the chair of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 12 (including whether the Stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made provided timely and proper notice pursuant to this Section 12 or solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such nominee or proposal in compliance with the representations as required by Subsection (c)(iii)(C) of this Section 12) and (ii) if any proposed nomination or business was not made or proposed in compliance with this Section 12 (including if a Stockholder or a nominee, as applicable, did not provide the information required under Article III, Section 12(c) to the Corporation within the time period prescribed therein), and if it be so determined, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted, notwithstanding that proxies and votes in respect of such matter may have been received (which proxies and votes shall be disregarded). In furtherance and not by way of limitation of the foregoing provisions of this Section 12, unless otherwise required by law, if the Stockholder (or a qualified representative of the Stockholder) does not appear at the annual or special meeting of Stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies and votes in respect of such matter may have been received by the Corporation. For purposes of Article III, Section 2 and this Section 12, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders. In the event that a qualified representative of the Stockholder will appear at the annual or special meeting of Stockholders (including a Stockholder Requested Special Meeting) to make a nomination or propose business, the Stockholder must provide notice of the designation, including the identity of the representative, to the Corporation at least forty-eight (48) hours prior to such meeting. Where a Stockholder fails to provide such notice of designation to the Corporation within the required timeframe, such Stockholder must appear in person to present such Stockholder’s nomination or proposed business at the annual or special meeting or such nomination shall be disregarded and such proposed business shall not be transacted as provided for above.
(h)For purposes of this Section 12 and Article IV, Section 9(b) of these Bylaws, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(i)Notwithstanding the foregoing provisions of this Section 12, a Stockholder seeking to include a proposal in a proxy statement that has been prepared by the Corporation to solicit proxies shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12. Nothing in this Section 12 shall be deemed to affect any rights (i) of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 promulgated under the

Exchange Act or (ii) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
Section 13.Inspectors of Election. The Corporation shall, in advance of any meeting of Stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. The inspector or inspectors so appointed or designated shall (a) ascertain the number of Shares outstanding and the voting power of each such Share, (b) determine the Shares of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of Shares of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a nominee for an office at an election may serve as an inspector at such election.
ARTICLE IV
BOARD OF DIRECTORS
Section 1.General Powers. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors, except as otherwise provided in the Certificate of Incorporation or permitted under the DGCL.
Section 2.Number and Qualifications. Subject to the Certificate of Incorporation, the number of directors of the Corporation shall be fixed or changed from time to time by resolution adopted by the Board of Directors. Directors need not be residents of the State of Delaware or Stockholders of the Corporation. A director of the Corporation shall at all times meet all statutory and regulatory qualifications for a director of a publicly held bank holding company and financial holding company, as well as all requirements of the Corporation’s primary regulators in their supervisory capacity.
Section 3.Terms of Directors. The terms of all directors shall expire at the next annual Stockholders meeting following their election or upon a director’s earlier death, resignation, disqualification or removal. A decrease in the number of directors does not shorten an incumbent director’s term. The term of a director elected to fill a vacancy shall expire at the next Stockholders meeting at which directors are elected or upon such director’s earlier death, resignation, disqualification or removal. Despite the expiration of a director’s term, however, such director shall continue to serve until the director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Any director may be removed at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the outstanding Shares then entitled to vote at an election of directors. Any director may resign at any time upon notice to the Corporation.
Section 4.Vacancies and Newly Created Directorships. Except in those instances where the Certificate of Incorporation or applicable law provides otherwise, a majority of directors then in office, although less than a quorum, or a sole remaining director, may fill a vacancy or a newly created directorship on the Board of Directors. A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date or otherwise) may be filled before the vacancy occurs by a majority of directors then in office, including those who have so resigned, but the new director may not take office until the vacancy occurs.
Section 5.Compensation. The Board of Directors may provide for the compensation of directors for their services as such and may provide for the payment or reimbursement of any or all expenses reasonably incurred by them in attending meetings of the Board or of any committee of the Board or in the performance of their other duties as directors.
Section 6.Committees. The Board of Directors may from time to time create or eliminate one or more committees, including but not limited to Audit, Compensation and Human Capital, Corporate Governance, ESG, and Sustainability, and Enterprise Risk committees, and appoint members of the Board of Directors to serve on them. Each committee must have one or more members who serve at the pleasure of the Board of Directors, and the Board of Directors shall periodically review, and approve any changes to, the charter describing the duties of each committee. The provisions of the DGCL and these Bylaws that govern meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors, shall apply to committees and their members as well. Each committee may exercise the authority of the Board of Directors to the extent provided by the Board of Directors, and to the fullest extent permitted by the DGCL and other applicable law. Nothing contained in this Section 6 shall preclude the Board of Directors from establishing and appointing any committee, whether of directors or otherwise, not having or exercising the authority of the Board of Directors.
Section 7.Chair of the Board. The Board of Directors may elect from among its members a director designated as the Chair of the Board, but the appointment of a Chair of the Board shall not be required. If a Chair of the Board shall be elected, then the Chair of the Board shall have such other duties and authority as may be prescribed by the Board of Directors from time to time. In general, the Chair of the Board shall perform all duties incident to the position of chair of the board or as may be prescribed by the Board of Directors or these Bylaws from time to time. The Board of Directors, by the affirmative vote of a majority of its members, may remove the Chair of the Board.
Section 8.Lead Independent Director. A majority of the independent members of the Board of Directors may elect from among the independent members of the Board of Directors a Lead Independent Director, but the election of a Lead Independent Director shall not be required. The

Lead Independent Director may be removed as a Lead Independent Director by vote of a majority of the independent members of the Board of Directors. If a Lead Independent Director shall be elected, then the Lead Independent Director shall have such duties and authority as may be prescribed by the Board of Directors from time to time. For purposes of this Bylaw, “independent” has the meaning set forth in the NYSE listing standards, unless the Corporation’s Common Stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independent director shall apply.
Section 9.Inclusion of Director Nominations by Stockholders in the Corporation’s Proxy Materials.
(a)Subject to the terms and conditions set forth in these Bylaws, the Corporation shall include in its proxy statement and form of proxy (hereinafter, the “proxy materials”) for an annual meeting of Stockholders, in addition to the persons nominated for election by the Board of Directors or any committee thereof, the name, and with respect to the proxy statement, the Required Information (defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by one or more Stockholders that satisfies the notice, ownership and other requirements of this Section 9 (such person or group, the “Eligible Stockholder”).
(b)To nominate a Stockholder Nominee, the Eligible Stockholder must provide a notice that expressly elects to have its Stockholder Nominee included in the Corporation’s proxy materials pursuant to this Section 9 (the “Notice of Proxy Access Nomination”). To be timely, a Notice of Proxy Access Nomination must be delivered to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested, not earlier than the one hundred fiftieth (150th) calendar day and no later than the close of business on the one hundred twentieth (120th) calendar day prior to the anniversary of the date the Corporation commenced mailing of its proxy materials in connection with the most recent annual meeting of Stockholders (the last day on which a Notice of Proxy Access Nomination may be delivered, the “Final Proxy Access Nomination Date”), provided that in the event that the date of such annual meeting is more than thirty (30) calendar days before or seventy (70) calendar days after its anniversary date, the Notice of Proxy Access Nomination must be so delivered not later than the close of business on the later of (i) the one hundred twentieth (120th) calendar day prior to such annual meeting or (ii) the tenth (10th) calendar day following the day on which a public announcement of the annual meeting date is first made. In addition to other requirements set forth in this Section 9, the Notice of Proxy Access Nomination must include the name and address of the Eligible Stockholder (including each Stockholder and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder).
(c)For purposes of this Section 9, the “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy materials by the regulations promulgated under the Exchange Act; and (ii) if the Eligible Stockholder so elects, a Statement (defined below). Nothing in this Section 9 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Stockholder Nominee.
(d)The maximum number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 9 but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Director nominees) appearing in the Corporation’s proxy materials with respect to an annual meeting of Stockholders shall not exceed 20% of the number of directors in office as of the Final Proxy Access Nomination Date, or if such number is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that the Permitted Number shall be reduced, but not below zero, by the number of such director candidates for which the Corporation shall have received one or more valid notices that a Stockholder (other than an Eligible Stockholder) intends to nominate director candidates at such applicable annual meeting of Stockholders pursuant to Article III, Section 12 of these Bylaws; provided, further, that in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of Stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 9 exceeds the Permitted Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, with preference provided based on the number (largest to smallest) of Shares owned by each Eligible Stockholder pursuant to this Section 9. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(e)An Eligible Stockholder is one or more Stockholders who owns and has owned, or are acting on behalf of one or more beneficial owners who own and have owned (as defined below), for at least three years as of date the Notice of Proxy Access Nomination is received by the Corporation, Shares representing at least 3% of the voting power entitled to vote generally in the election of directors (the “Required Shares”), and who continue to own the Required Shares at all times between the date the Notice of Proxy Access Nomination is received by the Corporation and the date of the applicable annual meeting of Stockholders, provided that the aggregate number of Stockholders, and, if and to the extent that a Stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purposes of satisfying the foregoing ownership requirement shall not exceed twenty (20). Two or more funds that are (i) under common management and investment control or (ii) under common management and funded primarily by a single employer (such funds together under each of (i) or (ii) comprising a “Qualifying Fund”) shall be treated as one Stockholder for the purpose of determining the aggregate number of Stockholders in this Section 9(e), and treated as one person for the purpose of determining ownership in Section 9(f), provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Section 9. No

Stockholder or beneficial holder may be a member of more than one group constituting an Eligible Stockholder under this Section 9.
(f)For purposes of calculating the Required Shares, “ownership” shall be deemed to consist of and include only the outstanding Shares as to which a person possesses both (i) the full voting and investment rights pertaining to the Shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such Shares; provided that the ownership of Shares calculated in accordance with clauses (i) and (ii) shall not include any Shares (A) that a person has sold in any transaction that has not been settled or closed, (B) that a person has borrowed or purchased pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by a person, whether any such instrument or agreement is to be settled with Shares or with cash based on the notional amount or value of Shares, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of any such Shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such person’s Shares. “Ownership” shall include Shares held in the name of a nominee or other intermediary so long as the person claiming ownership of such Shares retains the right to instruct how the Shares are voted with respect to the election of directors and possesses the full economic interest in the Shares, provided that this provision shall not alter the obligations of any Stockholder to provide the Notice of Proxy Access Nomination. Ownership of Shares shall be deemed to continue during any period in which Shares have been loaned if the person claiming ownership may terminate the Shares lending within three (3) days and during any period in which any voting power has been delegated by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time without condition. The determination of the extent of “ownership” of Shares for purposes of this Section 9 shall be made in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the Stockholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. An Eligible Stockholder shall include in its Notice of Proxy Access Nomination the number of Shares it is deemed to own for the purposes of this Section 9.
(g)No later than the Final Proxy Access Nomination Date, an Eligible Stockholder (including each Stockholder, fund comprising a Qualifying Fund and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) must provide the following information in writing to the Secretary: (i) one or more written statements from the record holder of the Shares (and from each intermediary through which the Shares are or have been held during the requisite three-year holding period) verifying that, as of the date the Notice of Proxy Access Nomination is sent to by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three (3) years, the Required Shares, and the Eligible Stockholder’s agreement to provide (A) within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, and (B) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of Stockholders; (ii) the written consent of each Stockholder Nominee to being named as a nominee for director in a proxy statement and form of proxy and to serving as a director if elected; and (iii) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act. In addition, no later than the Final Proxy Access Nomination Date, an Eligible Stockholder (including each Stockholder, fund comprising a Qualifying Fund and/or beneficial owner whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder) must provide to the Secretary a signed and written agreement of the Eligible Stockholder setting forth: (i) a representation that the Eligible Stockholder (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (B) intends to maintain qualifying ownership of the Required Shares through the date of the applicable annual meeting of Stockholders, (C) has not nominated and will not nominate for election to the Board of Directors at the applicable annual meeting of Stockholders any person other than its Stockholder Nominee, (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of Stockholders other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (E) will not distribute to any Stockholder any form of proxy for the applicable annual meeting of Stockholders other than the form distributed by the Corporation, and (F) will provide facts, statements and other information in all communications with the Corporation and its Stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and otherwise will comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 9; (ii) a representation that the Eligible Stockholder intends to maintain ownership (as defined in this Section 9) of the Required Shares for at least one year following the applicable annual meeting of Stockholders; (iii) in the case of a nomination by a group of Stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and (iv) an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Stockholder Nominee pursuant to this Section 9, and (C) file with the Securities and Exchange Commission any solicitation or other communication with the Corporation’s Stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act. In addition, no later than the Final Proxy Access Nomination Date, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds comprising the Qualifying Fund are either (i) under common management and investment control, or (ii) under common management and funded primarily by a single employer.
(h)The Eligible Stockholder may provide to the Secretary, at the time the information required by this Section 9 is provided, a written statement for inclusion in the Corporation’s proxy materials for the applicable annual meeting of Stockholders, not to exceed 500 words, in support of the Eligible Stockholder’s Stockholder Nominee (the “Statement”). Notwithstanding anything to the contrary contained in this Section 9, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.
(i)The Notice of Proxy Access Nomination shall set forth or be submitted with the following information and materials in writing: (i) an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, that (A) the Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Conduct and any other Corporation policies and guidelines applicable to directors, and (B) that the Stockholder Nominee is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with such Stockholder Nominee’s nomination, service or action as a director of the Corporation, or any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the Corporation; (ii) all completed and signed questionnaires requested of the Corporation’s Board of Directors; and (iii) a representation that the Stockholder Nominee will provide, within five (5) business days of the Corporation’s request, such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine (A) if such Stockholder Nominee is independent under the listing standards of each principal U.S. exchange upon which the Common Stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission, the Federal Reserve Board, the OCC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, (B) if such Stockholder Nominee has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines, and (C) if such Stockholder Nominee is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission. In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its Stockholders is inaccurate, incomplete, ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s rights to omit a Stockholder Nominee from its proxy materials as provided in this Section 9.
(j)Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of Stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at that annual meeting, or (ii) does not receive at least 20% of the votes cast in favor of the Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 9 for the next two (2) annual meetings of Stockholders. Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of Stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 9 or any other provision of the Corporation’s Bylaws, Certificate of Incorporation, Corporate Governance Guidelines or other applicable regulation at any time before the applicable annual meeting of Stockholders, will not be eligible for election at the relevant annual meeting of Stockholders and may not be substituted by the Eligible Stockholder that nominated such Stockholder Nominee. Any Eligible Stockholder (including each Stockholder, fund comprising a Qualifying Fund and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) whose Stockholder Nominee is elected as a director at the annual meeting of Stockholders will not be eligible to nominate or participate in the nomination of a Stockholder Nominee for the following two (2) annual meetings of Stockholders other than the nomination of such previously elected Stockholder Nominee.
(k)The Corporation shall not be required to include, pursuant to this Section 9, a Stockholder Nominee in its proxy materials for any meeting of Stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation: (i) if the Stockholder Nominee or the Eligible Stockholder (or any member of any group of Stockholders that together is such Eligible Stockholder) who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of Stockholders other than its Stockholder Nominee(s) or a nominee of the Board of Directors; (ii) if another person is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of Stockholders other than a nominee of the Board of Directors; (iii) who is not independent under the listing standards of each principal U.S. exchange upon which the Common Stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission, the Federal Reserve Board, the OCC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors; (iv) who does not meet the audit committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded, is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), is not experienced in matters of risk management for the purposes of

Regulation YY of the Federal Reserve Board, is not independent for the purposes of the requirements under the FDIC Improvement Act related to designation as an “outside director,” and is not a U.S. citizen; (v) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. securities exchanges upon which the Common Stock of the Corporation is listed, or any applicable state or federal law, rule or regulation; (vi) who is or has been, within the past three (3) years, an officer or director of a competitor, for purposes of Section 8 of the Clayton Antitrust Act of 1914; (vii) whose election as a member of the Board of Directors would cause the Corporation to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Federal Reserve Board, the OCC or the Federal Energy Regulatory Commission; (viii) whose then-current or within the preceding ten (10) years’ business or personal interests place such Stockholder Nominee in a conflict of interest with the Corporation or any of its subsidiaries that would cause such Stockholder Nominee to violate any fiduciary duties of directors under applicable law, including but not limited to, the duty of loyalty and duty of care, as determined by the Board of Directors; (ix) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years; (x) if such Stockholder Nominee or the applicable Eligible Stockholder (or any member of any group of Stockholders that together is such Eligible Stockholder) shall have provided information to the Corporation in connection with such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make any statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board of Directors or any committee thereof; (xi) the Eligible Stockholder (or any member of any group of Stockholders that together is such Eligible Stockholder) does not appear at the applicable annual meeting of Stockholders to present the Stockholder Nominee for election; (xii) the Eligible Stockholder (or any member of any group of Stockholders that together is such Eligible Stockholder) or applicable Stockholder Nominee otherwise breaches or fails to comply with its representations or obligations pursuant to these Bylaws, including, without limitation, this Section 9; or (xiii) the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Required Shares through the date of the applicable annual meeting. For the purpose of this paragraph, clauses (iii) through (xiii) will result in the exclusion from the proxy materials pursuant to this Section 9 of the specific Stockholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of the Stockholder Nominee; however, clauses (i) and (ii) will result in the exclusion from the proxy materials pursuant to this Section 9 of all Stockholder Nominees from the applicable annual meeting of Stockholders, or, if the proxy statement already has been filed, the ineligibility of all Stockholder Nominees. Any Stockholder Nominee who is included in the Corporation’s proxy materials for an annual meeting of Stockholders pursuant to this Section 9 shall tender an irrevocable resignation in advance of the annual meeting, provided that such resignation shall expire upon the certification of the voting results of that annual meeting of Stockholders. Such resignation shall become effective upon a determination by the Board of Directors or any committee thereof that (i) the information provided pursuant to this Section 9 to the Corporation by such individual or by the Eligible Stockholder (or any member of any group of Stockholders that together is such Eligible

Stockholder) who nominated such individual was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) such individual, or the Eligible Stockholder (or any member of any group of Stockholders that together is such Eligible Stockholder) who nominated such individual, shall have breached or failed to comply with its agreements, representations undertakings and/or obligations pursuant to these Bylaws, including, without limitation, this Section 9.
ARTICLE V
MEETINGS OF DIRECTORS
Section 1.Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Bylaw provision immediately after, and at the same place as, the annual meeting of the Stockholders. In addition, the Board of Directors may determine the date, time and place, within or without the State of Delaware for the holding of additional regular meetings.
Section 2.Special Meetings. Special meetings of the Board of Directors may be held at any date, time and place, within or without the State of Delaware, upon the call of the Chair of the Board, the Lead Independent Director, the Chief Executive Officer, the President or of the Secretary acting under instructions from the Chair of the Board, the Lead Independent Director, the Chief Executive Officer or the President, or upon the call of any three directors. Special meetings may be held at any date, time and place and without special notice by unanimous consent of the directors.
Section 3.Notice. The person or persons calling a special meeting of the Board of Directors shall, at least twenty-four (24) hours before the meeting, give notice thereof by any usual means of communication. Such notice may be communicated, without limitation, in person; by telephone, facsimile, or other electronic transmission; or by mail or private carrier. Notice of a directors’ meeting is effective at the earliest of the following:
(a)when received;
(b)if by facsimile or other electronic transmission, when sent addressed to the director; or
(c)on the date shown on the confirmation of delivery issued by United States mail or a private carrier, if sent by overnight delivery to the address of the director last known to the Corporation.
Oral notice is effective when actually communicated to the director. Notice of an adjourned meeting of directors need not be given if the time and place are fixed at the meeting being adjourned. The notice of any meeting of directors need not describe the purpose of the meeting unless otherwise required by the DGCL.

Section 4.Waiver of Notice. A director may waive any notice required by the DGCL, the Certificate of Incorporation or these Bylaws before or after the date and time stated in the notice. The waiver may be in writing, signed by the director entitled to the notice, or by electronic transmission of such director and filed with the minutes or corporate records, except that, notwithstanding the foregoing requirement of notice, a director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting expressly objects to holding the meeting or transacting business at the meeting because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors or members of a committee of directors need be specified in any waiver of notice unless so required by the Certificate of Incorporation.
Section 5.Quorum. A majority of the number of directors in office immediately before the meeting begins, but in no case less than one-third (1/3) of the total number of directors fixed by the Board of Directors, shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if a quorum is not present at a meeting, a majority of directors present may adjourn the meeting from time to time without further notice.
Section 6.Manner of Acting. Except as otherwise provided in the DGCL, the Certificate of Incorporation or herein, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 7.Conduct of Meetings. The Chair of the Board shall preside at all meetings of the Board of Directors or, in the Chair of the Board’s absence or at the Chair of the Board’s request, the Lead Independent Director shall so preside; provided, however, that in the absence or at the request of both the Chair of the Board and the Lead Independent Director, or if there shall not be persons holding such offices, the person selected to preside at a meeting of directors by a vote of a majority of the directors present shall preside at such meeting. The Secretary, or in the absence or at the request of the Secretary, any person designated by the person presiding at a meeting of the Board of Directors, shall act as secretary of such meeting.
Section 8.Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if the action is taken by all members of the Board of Directors or such committee, as the case may be. The action must be evidenced by one or more consents in writing or by electronic transmission describing the action taken. After an action is taken, the consent or consents shall be filed with the records of the Board of Directors or of such committee in the same paper or electronic form as the minutes are maintained.
Section 9.Participation Other Than in Person. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a Board of Directors or committee meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at the meeting.

ARTICLE VI
OFFICERS
Section 1.Officers of the Corporation. The officers of the Corporation may include a Chief Executive Officer, a President, one or more Vice Chairs, one or more individuals designated by the Board of Directors as an “executive officer” for purposes of the Securities and Exchange Commission’s rules and regulations (the “Executive Officers”), one or more Managing Directors (including the officer title of Directors), one or more Vice Presidents (including Executive Vice Presidents, Senior Vice Presidents and Assistant Vice Presidents), a Secretary, a Treasurer, a chief internal audit executive (the “Chief Audit Executive”), and such other officers, assistant or deputy officers and agents, as may be elected from time to time by or under the authority of the Board of Directors (collectively, with the Chief Executive Officer, the President, the Vice Chair, the Executive Officers, the Managing Directors, the Vice Presidents, the Secretary, the Treasurer, and the Chief Audit Executive, the “Officers”). The Officers shall have such duties and authorities as may be prescribed by these Bylaws, the Board of Directors, the Chief Executive Officer or by the Officer to whom such Officer reports.
The same individual may simultaneously hold more than one office in the Corporation, but no individual may act in more than one capacity where action of two or more Officers is required. The title of any Officer may include any additional designation descriptive of such Officer’s duties as the Board of Directors may prescribe.
Section 2.Appointment and Term. The Officers of the Corporation shall be elected by the Board of Directors, by a duly authorized committee thereof or by an Officer authorized by the Board of Directors or a duly authorized committee thereof to elect one or more Officers; provided, however, that no Officer may be authorized to elect the Chief Executive Officer or the President. Each Officer shall hold office until such Officer’s death, resignation, retirement, removal or disqualification or until such Officer’s successor is elected and qualified.
Section 3.Compensation. The compensation of all Officers of the Corporation shall be fixed by or under the authority of the Board of Directors. No Officer shall be prevented from receiving such salary by reason of the fact that such Officer is also a director.
Section 4.Resignation and Removal of Officers. An Officer may resign at any time by communicating such Officer’s resignation to the Corporation. A resignation is effective when it is communicated unless it specifies in writing or by electronic transmission a later effective date. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor does not take office until the effective date. The Board of Directors, by the affirmative vote of a majority of its members, may remove the Chief Executive Officer or the President whenever in its judgment the best interest of the Corporation would be served thereby. In addition, the Board of Directors or a duly authorized committee or an Officer authorized by the Board of Directors or a duly authorized committee thereof may remove any other Officer at any time with or without cause.
Section 5.Contract Rights of Officers. The appointment of an Officer does not itself create contract rights. An Officer’s removal does not itself affect the Officer’s contract rights, if any, with the Corporation, and an Officer’s resignation does not itself affect the Corporation’s contract rights, if any, with the Officer.
Section 6.Chief Executive Officer. The Board of Directors may elect a Chief Executive Officer. The Chief Executive Officer shall, subject to the direction and control of the Board of Directors, supervise and control the business and affairs of the Corporation. In general the Chief Executive Officer shall perform all duties incident to the position of chief executive officer or as may be prescribed by the Board of Directors or these Bylaws from time to time.
Section 7.President. The Board of Directors may elect a President. The President shall perform the duties and exercise the powers of that office and, in addition, the President shall perform such other duties and shall have such other authority as the Board of Directors shall prescribe. In general the President shall perform all duties incident to the position of president or as may be prescribed by the Board of Directors or these Bylaws from time to time. The Board of Directors shall, if it deems such action necessary or desirable, designate the Officer of the Corporation who is to perform the duties of the President in the event of such Officer’s absence or inability to act.
Section 8.Secretary. The Secretary shall keep the minutes of meetings of the Stockholders and of the Board of Directors and be custodian of the corporate records, and in general perform all duties incident to the office of the secretary and such other duties as from time to time may be prescribed by these Bylaws or assigned to the Secretary by the Chief Executive Officer, the Board of Directors or a committee created by the Board of Directors.
Section 9.Treasurer. The Treasurer shall have charge and custody of all funds and securities of the Corporation, and in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be prescribed by these Bylaws, or assigned to the Treasurer by the Chief Executive Officer, the Board of Directors or a committee created by the Board of Directors.
ARTICLE VII
SHARES AND THEIR TRANSFER
Section 1.Shares. Shares of the Corporation will be uncertificated unless the Board of Directors by resolution determines otherwise. Shares represented by an existing certificate will remain certificated until such certificate is surrendered to the Corporation. Shares represented by certificates shall be in such form as shall be required by the DGCL, and as determined by the Board of Directors. If certificates are issued, each certificate shall be signed by, or in the name of the Corporation by, any two authorized Officers, including but not limited to the Chief

Executive Officer, a Vice Chair of the Board, the President, a Vice President, the Secretary or the Treasurer of the Corporation certifying the number of Shares represented by such certificate. Any or all the signatures on the certificate may be a facsimile. In case any Officer or any transfer agent or registrar (whose roles are described in Article VII, Section 4 below) who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such Officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such Officer, transfer agent, or registrar at the date of issue.
Section 2.Stock Transfer Books and Transfer of Shares. The Corporation, or its agent, shall keep a book or set of books to be known as the stock transfer books of the Corporation, containing the name of each stockholder of record, together with such Stockholder’s address and the number and class or series of Shares held by such Stockholder. Transfer of Shares of the Corporation shall be made on the stock transfer books of the Corporation, and if such Shares are represented by certificates only upon surrender of the certificates for the Shares sought to be transferred by the holder of record thereof or by such holder’s duly authorized agent, transferee or legal representative, who shall furnish proper evidence of authority to transfer with the Secretary. All certificates surrendered for transfer shall be canceled, and the Shares shall thereafter be uncertificated, unless otherwise determined by a resolution of the Board of Directors.
Section 3.Lost Certificates. The Chief Executive Officer, the President, any Vice Chair, any Executive Officer, any Senior Vice President, any Managing Director, the Secretary, the Treasurer, or such other Officers, employees or agents as the Board of Directors or any of the designated Officers may direct, may authorize the issuance of uncertificated Shares, or, if determined by a resolution of the Board of Directors, a replacement stock certificate, in place of a certificate claimed to have been lost, stolen, destroyed or mutilated, upon receipt of an affidavit of such fact from the person or persons claiming the loss or destruction and any other documentation satisfactory to the Board of Directors or such Officer. At the discretion of the party reviewing such claim, any such claimant may be required to give the Corporation a bond in such sum as it may direct to indemnify against the loss from any claim with respect to the certificate claimed to have been lost, stolen or destroyed.
Section 4.Transfer Agent and Registrar; Regulations. The Corporation may, if and whenever the Board of Directors so determines, maintain in the State of Delaware or any other state of the United States, one or more transfer offices or agencies and also one or more registry offices, which offices and agencies may establish rules and regulations for the issue, transfer and registration of certificates and uncertificated Shares not inconsistent with these Bylaws or applicable law. No certificates for Shares in respect of which a Transfer Agent and Registrar shall have been designated shall be valid unless countersigned by such Transfer Agent and registered by such Registrar. Any such countersignature may be a facsimile. The Board may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates and uncertificated Shares.

ARTICLE VIII
INDEMNIFICATION
Section 1.Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (a “Proceeding”), by reason of the fact that such person is or was a director, officer, or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager or employee of an Affiliate or of another corporation, association, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, manager, employee or agent or in any other capacity while serving as a director, officer, manager, or employee or agent, shall be vested with the contractual right to indemnification and be held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes, including ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interest of the Corporation or other entity covered by this Article VIII, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful. Such indemnification shall not be retroactively amended to adversely affect the rights of an Indemnitee in connection with any act, omissions, facts or circumstances occurring prior to the date of amendment, shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this Article VIII with respect to Proceedings to enforce rights to indemnification and advancement under this Article VIII, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee (including claims and counterclaims, whether such counterclaims are asserted by (a) such Indemnitee, or (b) the Corporation in a Proceeding initiated by such Indemnitee) only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. This Article shall supersede any conflicting provisions contained in the corporate governance documents of any Affiliate of the Corporation.
Section 2.Right to Advancement of Expenses. The Corporation shall pay the expenses (including attorney’s fees) incurred by an Indemnitee in defending any Proceeding (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses incurred by or on behalf of an Indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.
Section 3.Right of Indemnitee to Bring Suit. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article VIII, as limited by Section 7 hereof, are contract rights. If a claim under Sections 1 or 2 of this Article VIII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, a committee thereof or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, a committee thereof or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article or otherwise shall be on the Corporation.
Section 4.Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of Stockholders or disinterested directors or otherwise.
Section 5.Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or any person serving at the request of the Corporation as a director, officer, manager, employee or agent of another corporation, association, limited liability company, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.Indemnification of Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors or its designee, grant rights to indemnification, and to the Advancement of Expenses to any agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.
Section 7.Limitations on Indemnification. All indemnification and insurance provisions contained in this Article VIII are subject to the limitations and prohibitions imposed by federal law, including the Securities Act of 1933 and the Federal Deposit Insurance Act, and any implementing regulations concerning indemnification.
Section 8.Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever (a) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, all portions of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, all portions of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the Indemnitee to the fullest enforceable extent.
ARTICLE IX
GENERAL PROVISIONS
Section 1.Execution of Instruments. All indentures, mortgages, deeds, conveyances, contracts, notes, drafts, loan documents, letters of credit, master agreements, swap agreements, guarantees, discharges, releases, satisfactions, settlements, affidavits, bonds, undertakings, powers of attorney, and other instruments or contracts may be signed, executed, acknowledged, verified, attested, delivered or accepted on behalf of the Corporation by an Officer (as such term is defined in Article VI, Section 1) or any individual who is listed on the Corporation’s Officer’s payroll file in a position equal to any of the Officers, or such other officers, employees or agents as the Board of Directors, the Chief Executive Officer or any Officer reporting directly to the Chief Executive Officer may direct in a written delegation kept in the minute book of the Corporation. The provisions of this Section 1 are supplementary to any other provision of these Bylaws and shall not be construed to authorize execution of instruments otherwise dictated by law.
Section 2.Voting of Ownership Interests. The Chief Executive Officer, the President, any Vice Chair, any Executive Officer, the Secretary, the Treasurer, or such other Officers, employees or agents as the Board of Directors or such designated Officers may direct are authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of stock or other ownership interests in any Affiliate or any other corporations, associations, limited liability companies, partnerships, or other entities standing in the name of the Corporation. The authority herein granted to the individuals to vote or represent on behalf of the Corporation any and all ownership interests held by the Corporation may be exercised either by the individuals in person or by any duly executed proxy or power of attorney.
Section 3.Distributions. The Board of Directors may from time to time authorize, and the Corporation may pay or distribute, dividends or other distributions on its outstanding Shares in such manner and upon such terms and conditions as are permitted by the Certificate of Incorporation and the DGCL.
Section 4.Seal and Attestation. Any Officer of the Corporation is empowered to affix the corporate seal on all documents, and may attest the signature of any person executing an instrument on behalf of the Corporation. In the execution on behalf of the Corporation of any instrument, document, writing, notice or paper, it shall not be necessary to affix the corporate seal of the Corporation thereon, and any such instrument, document, writing, notice or paper when executed without said seal affixed thereon shall be of the same force and effect and as binding on the Corporation as if said corporate seal had been affixed thereon in each instance.
Section 5.Amendments. The Board of Directors may amend or repeal these Bylaws and may adopt new Bylaws; provided, however, that any amendment or repeal of, or the adoption of any Bylaw inconsistent with, Article III, Section 10 of these Bylaws shall also require the approval of the Stockholders of the Corporation. The Stockholders of the Corporation may also amend or repeal these Bylaws and may adopt new Bylaws.
Section 6.Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee or agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director, officer or other employee or agent of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or these Bylaws (as any of the foregoing may be amended or restated from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be solely and exclusively brought in the Court of Chancery of the State of Delaware (or, if the Delaware Court of Chancery in the State of Delaware determines that it lacks jurisdiction over any such action or proceeding, another state or federal court located within the State of Delaware). Any person or entity purchasing or otherwise acquiring or holding any interest in Shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX, Section 6.

ARTICLE X
EMERGENCY BYLAWS
Section 1.Emergency Bylaws. This Article X shall be operative during any emergency resulting from an attack on the United States or on a locality in which the Corporation conducts its business or customarily holds meetings of its Board of Directors or its Stockholders, or during any nuclear or atomic disaster or during the existence of any catastrophe, including, but not limited to, an epidemic or pandemic, and a declaration of a national emergency by the United States government, or other similar emergency condition, irrespective of whether a quorum of the Board of Directors or a standing committee thereof can be readily convened for action (an “Emergency”), notwithstanding any different or conflicting provision in the preceding Articles of these Bylaws, in the Certificate of Incorporation or in the DGCL. Without limiting any powers or emergency actions that the Board of Directors may take during an Emergency, during an Emergency, the Board of Directors may take any action that it determines to be practical and necessary to address the circumstances of the Emergency including, without limitation, taking the actions with respect to stockholder meetings and dividends as provided in the DGCL. To the extent not inconsistent with the provisions of this Article, the Bylaws provided in the preceding Articles and the provisions of the Certificate of Incorporation of the Corporation shall remain in effect during such Emergency, and upon termination of such Emergency, the provisions of this Article X shall cease to be operative.
Section 2.Meetings. During any Emergency, a meeting of the Board of Directors, or any committee thereof, may be called by any member of the Board of Directors, the Chair of the Board, the Lead Independent Director, the Chief Executive Officer, President, a Vice Chair, the Secretary or any Officer reporting directly to the Chief Executive Officer. Notice of the time and place of the meeting shall be given by any available means of communication by the person calling the meeting to such of the directors and the members of the Corporation’s Management Operating Committee, or any successor committee thereto, (the “Designated Officers”) as it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit. As a result of any Emergency, the Board of Directors may determine that a meeting of Stockholders not be held at any place, but instead be held solely by means of remote communication in accordance with the DGCL.
Section 3.Quorum. At any meeting of the Board of Directors, or any committee thereof, called in accordance with Section 2 of this Article X, the presence of one director shall constitute a quorum for the transaction of business. Vacancies on the Board of Directors, or any committee thereof, may be filled by a majority vote of the directors in attendance at the meeting. In the event that no directors are able to attend a meeting of the Board of Directors, then the Designated Officers in attendance shall serve as directors for the meeting, without any additional quorum requirement and with full powers to act as directors of the Corporation.
Section 4.Amendments. At any meeting called in accordance with Section 2 of this Article X, the Board of Directors or the committees thereof, as the case may be, may modify, amend or add to the provisions of this Article X so as to make any provision that may be practical or necessary for the circumstances of the Emergency.
Section 5.Contingency Plan. The Corporation may develop a contingency plan for the management of the Corporation in the event of an Emergency. The contingency plan may be reviewed or modified by the Board of Directors from time to time as provided in this Article X.
Section 6.Liability. No Officer, director or employee of the Corporation acting in accordance with the provisions of this Article X shall be liable except for willful misconduct.
Section 7.Repeal or Change. The provisions of this Article X shall be subject to repeal or change by further action of the Board of Directors or by action of the Stockholders, but no such repeal or change shall modify the provisions of Section 6 of this Article X with regard to action taken prior to the time of such repeal or change.

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